PRECISION PARTNERS, INC.                                            EXHIBIT 99.1
100 Village Court
Suite 301
Hazlet, NJ  07730
Phone:  (732) 335-3300
Fax:  (732) 335-3301

CONTACT:  Frank Reilly
EVP & CFO
freilly@pphc.com


             PRECISION PARTNERS, INC. RECEIVES EXTENSION OF WAIVERS
             ------------------------------------------------------
                            FROM SENIOR DEBT LENDERS
                            ------------------------
   Proposed New $75.0 Million Financing Facility Expected to Close in January


Hazlet, NJ - January 4, 2002 -- Precision Partners, Inc., a leading supplier of precision machined metal parts, tooling and assemblies, today announced that the company has received an extension of waivers for certain defaults under its credit facilities and master equipment lease agreement through January 9, 2002. The deadline of the commitment letter relating to the proposed new $75.0 million financing facility was also extended to January 9, 2002. The company also expects to receive further extensions of this commitment letter and waivers from its current lenders until the closing of the proposed new $75.0 million financing facility, which is now anticipated to occur later this month.

Precision Partners, Inc. is a leading supplier of precision machined metal parts, tooling and assemblies for original equipment manufacturers ("OEM's") with sales for the last four quarters ending September 30, 2001 of approximately $184 million. By using its broad manufacturing capabilities and highly engineered processes to provide a full line of high quality manufacturing and sub-assembly services, as well as engineering and design assistance, Precision Partners meets the critical specifications of customers in a wide range of industries who rely on "Preferred" or "Qualified" suppliers for outsourced manufacturing.

In addition to the historical financial information contained herein, this release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to complete the aforementioned refinancing, the Company's liquidity, capital resources, and debt levels, the Company's ability to comply with the covenants in its bank agreement, the Company's ability to attract new business, the Company's ability to acquire adequate raw materials and to obtain favorable pricing for such materials, pricing pressures for the Company's products and services, increased competition in the precision machining and OEM markets, the ability to consummate suitable acquisitions, the ability to effectively integrate acquisitions or implement new production programs, economic factors which affect our customers, the manufacturing industry, or the economy in general and changes in government regulations. Certain of these risks are described in the Company's Form 10-Q for the quarter ended September 30, 2001. Copies of this report may be obtained via the World Wide Web at www.precisionpartnersinc.com.

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